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                                                                  Exhibit 10.48


                              PRODUCTION AGREEMENT

      This Production Agreement (the "Agreement") is made as of the 4th day of June, 1998, by and between Aurora Foods Inc., a Delaware corporation ("Buyer"), and Gilster-Mary Lee Corporation, a Missouri corporation ("Producer").

                                   WITNESSETH

       WHEREAS, Buyer possesses formulas and processes for the manufacture of certain food products described in Schedule A hereto (the "Products");

       WHEREAS, Producer is engaged in the business of manufacturing and mixing food products, including food products similar to the Products;

       WHEREAS, Producer has facilities and expertise for the production of the Products; and

       WHEREAS, Buyer and Producer desire to define and develop a business relationship whereby Producer will manufacture and sell, and Buyer will purchase, the Products subject to the terms and conditions set forth herein.

       NOW THEREFORE, for mutual and adequate consideration, Producer and Buyer agree as follows:

1. TERM. This Agreement is effective immediately, but Buyer and Producer acknowledge that production of the Products shall not commence immediately. For purposes of calculating the Original Term (as hereinafter defined) of this Agreement, this Agreement shall be deemed to commence as of the first day any of the Products are delivered to the Buyer (the "Commencement Date") and, unless earlier terminated in accordance with
      Section 21 hereof, the Agreement shall end on the fifth anniversary of the Commencement Date (the "Original Term"). The Buyer shall have the option to extend this Agreement on the same terms and conditions set forth herein for an additional two year period (the "Option Term") by giving written notice to the Producer of Buyer's exercise of the option not later than one-hundred eighty (180 ) days prior to the expiration of the Original Term. In addition, the Agreement shall be subject to automatic renewal for additional consecutive one year terms (the "Renewal Term or Terms") unless a decision is made by either party not to renew. Any decision not to renew shall be submitted in writing by the party making such decision no later than one-hundred eighty (180) days prior to the expiration of the Original Term, the Option Term or any Renewal Term. If the Producer shall give notice to Buyer of its decision not to renew no later than one-hundred eighty (180 ) days prior to the

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      expiration of the Original Term and the Buyer shall give notice to the
      Producer of Buyer's exercise of the option not later than one-hundred eighty (180) days prior to the expiration of the Original Term, the Buyer's notification shall control, regardless of whether that notice is given before or after receipt of the Producer's notice. The "Agreement Term" shall mean (i) the Original Term, (ii) if the Buyer exercises the option, the Option Term and (iii) if this Agreement is renewed, the Renewal Term or Terms.

2. PRODUCTION FACILITIES. The Products will be manufactured at Producer's facilities located at Centralia, Illinois (the "Centralia Plant"), and any other plant location of Producer as is approved in advance by Buyer, which approval shall not be unreasonably withheld (each, an "Approved Facility"). As soon as is reasonably practicable, Producer agrees that it shall, at its sole cost and expense, add not less than an additional 8,000 square feet of warehouse space to the Centralia Plant.

3.    PRODUCERS; PRODUCTION.

      Subject to the terms and conditions of this Agreement, Producer agrees to manufacture and sell to Buyer, and Buyer agrees to purchase from the Producer, the Products as set forth on Schedule A in such quantities and at such Approved Facilities as shall be determined from time to time in the sole judgment of Buyer. Such quantities shall not exceed the capacity of the Manufacturing Equipment (as hereinafter defined), unless, after servicing Producer's existing business, additional capacity, using Producer's then existing equipment, is available at another of Producer's facilities.

4. MANUFACTURING STANDARDS. Producer agrees to manufacture each of the Products in accordance with Buyer's specifications, quality control standards and other procedures that are contained in the Operating Manual that has been delivered to Producer and that shall be deemed to be a part hereof as Schedule B (the "Specifications"). Between the date hereof and the date of the first production of the Products by Producer, Producer and Buyer agree to in good faith discuss reasonable changes to the existing quality control standards and operating procedures relating to the production of the Products. Buyer agrees to in good faith consider and, if deemed acceptable by Buyer, implement such quality control and operating procedure changes as may be proposed by Producer. Buyer may modify the Specifications from time to time on the sole judgment of Buyer upon thirty days prior written notice to the Producer; provided, however, in the event any such modifications to the Specifications result in any change in the cost to produce the Products, the price for the Products shall be adjusted upward or downward, as the case may be, to cover the change in the cost to produce the Products. Upon written notification from Buyer to the Producer modifying the Specifications, Schedule B shall be deemed amended by such modification. Buyer agrees to promptly supply Producer with all formulas,


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      operating techniques, manufacturing procedures and other technical information necessary and appropriate for the manufacture of the Products; provided, however, that Producer understands that Buyer is relying upon Producer's expertise in suggesting to Buyer and implementing the appropriate procedures for the manufacture of the Products.

5. GRANT OF LICENSE. Subject to the terms and conditions of this Agreement, Buyer hereby grants to Producer, who accepts the same, a non-exclusive, nonassignable, indivisible and royalty-free right and license to manufacture and sell the Products to Buyer exclusively. The license includes the right to use the Specifications and any other technical know-how, formulas, manufacturing processes, and other technical and confidential information useful or necessary for the manufacture of the Products. This license will remain in effect until the expiration or other termination of this Agreement and may not be assigned, transferred (including any transfer by operation of law), subcontracted or sublicensed to any third party (other than, in the case of a sublicense or subcontract, to a wholly-owned subsidiary of the Producer) without the prior written consent of Buyer, which consent may be withheld in the sole discretion of Buyer. In the event Producer enters into any sublicense or subcontract with a wholly-owned subsidiary of Producer, Producer shall be responsible for all acts and omissions of its wholly-owned subsidiary.

6.    CONFIDENTIAL INFORMATION.

      a. For the purpose of this Agreement, "Confidential Information" shall mean all written information related to the Products and all formulas, manufacturing processes, data, know-how, technical and non-technical materials, and product samples and specifications (including the Specifications) which Buyer has disclosed to Producer prior to this Agreement or which Buyer may disclose to Producer pursuant to or in connection with this Agreement, and all pricing information with respect to the Products, all written financial information, manufacturing processes, data, know-how, technical and non-technical materials which Producer has disclosed to Buyer prior to this Agreement or which Producer may disclose to Buyer pursuant to or in connection with this Agreement.

      b. Notwithstanding the foregoing, Confidential Information shall not include any information which the non-disclosing party can demonstrate by reasonable evidence: (i) is or becomes public knowledge through no fault or omission of the non-disclosing party;
            (ii) is lawfully obtained by the non-disclosing party from a third party under no obligation of confidentiality concerning such information; (iii) was, at the time of receipt, otherwise known to the non-disclosing party without restrictions as to use or disclosure; or (iv) is developed independently by the non-disclosing party and without reliance upon the Confidential Information disclosed


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            hereunder. The burden of proving any such exceptions to the definition of Confidential Information will reside with the non-disclosing party.

      c. The non-disclosing party agrees to hold all Confidential Information of the disclosing party in confidence and not to disclose any Confidential Information to any third party except (i) those with a need to know in order to assist in the manufacture of the Products,
            (ii) as may be required by law; or (iii) to accountants, attorneys, bankers and other professional advisors of a party. The non-disclosing party agrees not to make any use of the Confidential Information except as provided herein.

      d. The non-disclosing party agrees that its directors, officers, employees, agents and other representatives who have access to the Confidential Information of the disclosing party will be made aware of the obligations of confidentiality and non-use set forth in
            Section 6 of this Agreement and will be bound to abide by these obligations. The non-disclosing party agrees that it shall be responsible for any breach of the obligations of confidentiality or non-use by any person to whom such information is disclosed by the non-disclosing party.

      e. The Confidential Information of the disclosing party shall remain the exclusive property of the disclosing party, and the non-disclosing party acquires no interest in or rights thereto under this Agreement or otherwise. Upon termination of this Agreement, or at any time upon the disclosing party's request, the non-disclosing party shall, at its sole option, either promptly return all tangible forms of Confidential Information of the disclosing party (including copies) to the disclosing party then in the nondisclosing party's possession or under its control or destroy such Confidential Information and deliver a certificate to the disclosing party certifying such destruction. Upon termination of this Agreement, to the extent that any document prepared by or on behalf of the non-disclosing party incorporates any Confidential Information of the disclosing party, the non-disclosing party shall destroy such documentation and deliver a certificate to the disclosing party certifying such destruction.

      f. The non-disclosing party shall be liable to the disclosing party for all loss, liability, claim, damage, cost and expense (including, without limitation, reasonable attorneys fees) incurred as a result of the breach of the confidentiality and/or non-use provisions of
            Section 6 of this Agreement by the non-disclosing party. The non-disclosing party also acknowledges and agrees that, in the event of such a breach, money damages may not be an adequate remedy and that the disclosing party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.


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      g.    The non-disclosing party acknowledges that the Confidential
            Information disclosed or to be disclosed by the disclosing party represents the disclosing party's valuable property, which is intended to be maintained in perpetuity as trade secret property. Accordingly, the confidentiality and non-use obligations of Section 6 of this Agreement shall be continuing in nature and shall survive termination of this Agreement.

7.    SALE AND PURCHASE OF PRODUCTS.

      a. The terms and conditions contained in this Agreement shall be effective for all Products sold by the Producer to the Buyer during the Agreement Term. During the Agreement Term, Producer agrees to manufacture and sell the Products to Buyer against the Monthly Production Request (as such term is hereinafter defined in Section 10 of this Agreement) of the Buyer, which request shall be deemed to be a production purchase order. During the Agreement Term, Producer agrees to deliver the Products manufactured and sold to Buyer against shipping orders of Buyer. Except as otherwise set forth in this Agreement, each contract for the purchase and sale of the Products shall be initiated hereunder by Buyer's issuance to Producer of a production purchase order and delivery of such Products shall be initiated against shipping orders of the Buyer. Unless Buyer otherwise agrees in writing, ALL PRODUCTION PURCHASE ORDERS AND SHIPPING ORDERS ARE EXPRESSLY LIMITED TO THE TERMS HEREOF AND ANY ADDITIONAL OR DIFFERENT TERMS ARE OBJECTED TO WITHOUT FURTHER NOTIFICATION BY PRODUCER AND BUYER. Shipping orders shall be issued to the Producer at least ten (10) business days prior to the requested shipping date. If the quantity of the particular Product requested in such shipping order for delivery in a calendar month, when added together with all other shipping orders for such particular Product for delivery in the same calendar month, is not in excess of the quantity for such Product as set forth in the then current Monthly Production Request, such shipping order for such Product shall be deemed accepted without any further act of the Producer. If the quantity of the particular Product requested in such shipping order for delivery in a calendar month, when added together with all other shipping orders for such particular Product for delivery in the same calendar month, is in excess of the quantity for such Product as set forth in the then current Monthly Production Request, such shipping order shall be deemed accepted to the extent that such quantities are not in excess of the then current Monthly Production Request for such Product and, with respect to the remaining quantities, shall be accepted or rejected by Producer in writing within five (5) business days of the issuance of the shipping order to the Producer. If the Producer shall not have otherwise notified the Buyer within five (5) business days of the issuance of such shipping order, the order shall be deemed accepted in full by Producer and, to the extent


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            the quantities are in excess of the then current Monthly Production
            Request for such Product, shall be deemed to be a production purchase order with respect to such excess quantities. Producer shall use its best efforts to deliver all quantities of Products ordered by Buyer pursuant to any shipping order. This Agreement and all orders issued pursuant hereto shall be deemed a series of installments and shall be deemed to constitute a single contract between Producer and Buyer. The parties recognize that the demands and convenience of business operations may make it necessary or desirable for Buyer to transmit, and Producer to accept, production purchase orders and shipping purchase orders by telecopier or by electronic data interchange (in each case with reasonable confirmation procedures in place).

      b. Time and quantity shall be of the essence in any shipping order. Unless otherwise specified, delivery times specified are the times of delivery of the Products at an Approved Facility as designated by Buyer. Producer shall inform Buyer immediately of any occurrence which will or is expected to result in any delivery at any time or in any quantity not specified in any shipping order and also of corrective measures which Producer has taken or will take, to minimize the effect of such occurrence. Buyer, in addition to all other remedies available to it in law or in equity, shall have the right to cancel any shipping order or part thereof if delivery is not made within the time specified or in the quantities ordered.

      c. Subject to the provisions of Section 3 relating to capacity limitations, if for any reason other than a Force Majeure Event (as hereinafter defined), Producer is unable to produce from an Approved Facility the amount of the Monthly Production Request for any particular line of Product that the Monthly Production Request contemplates being produced from such Approved Facility, Producer shall produce the amount at another Approved Facility of the Producer, including, if approved by the Buyer (which approval shall not be unreasonably withheld) facilities of the Producer that are not currently Approved Facilities (each, a "Substitute Facility"). The price charged to the Buyer for the Product produced at the Substitute Facility shall be the unit price for producing such Product at the Approved Facility. In addition, in the event Producer is required to produce Products at a Substitute Facility, Producer shall reimburse Buyer for ah incidental damages (e.g., additional shipping charges) incurred by Buyer as a result of the Products being produced at a Substitute Facility.

8.    PRICES, PAYMENT TERMS AND DELIVERY.

      a. The initial unit purchase prices of the Products shall be as specified in the pricing schedule attached hereto as Schedule C. During the Agreement Term, the unit purchase prices for the Products shall be subject to change


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            (both upward and downward) based upon market fluctuations in the cost of the components that form the line items as set forth in Schedule C. No change in the purchase price of the Products shall be made except upon reasonable prior written notice from the Producer to the Buyer. Any change that is justified as a result of a change in the cost of components that form the line items as set forth in Schedule C shall be made not more frequently than once a quarter and shall be made at the beginning of the next calendar quarter. Producer and Buyer agree that there shall be no change in the unit purchase prices of the Products unless the change from the existing contractual unit purchase price is equal to or greater than ten cents per case of Products. Notwithstanding the foregoing, Producer and Buyer agree to recognize changes of less than ten cents per case of Products through credits or debits, as the case may be, to the purchase price for the Products on invoices contemplated by Section 8 (f) of this Agreement. Producer further agrees that, if Producer believes a change in the Factory Fixed cost component of the purchase price for the Products is warranted, Producer shall notify Buyer in writing of such requested change and identify with reasonable specificity the basis for the price change of the Products not less than thirty, nor more than sixty, days prior to an anniversary date of the execution of this Agreement. Producer further agrees that the Factory Fixed cost component shall not be requested to be changed more than one time a year and further agrees that there shall be no change in the Factory Fixed cost component through June 4, 2000. Prior to implementing any change in the Factory Fixed cost component, Buyer and Producer shall mutually agree on such change; provided, however, that in the event Buyer and Producer do not mutually agree on such change, the parties nevertheless intend to be bound by this Agreement, and any such change in the Factory Fixed cost component shall be reasonable (as construed in accordance with Section 1302.18(A) of the Ohio Revised
            Code). Any change in the Factory Fixed cost component shall be effective as of the applicable anniversary date of the execution of this Agreement. In the event of any price change (including those changes of less than ten cents per case of Products that are merely recognized through credit or debits on invoices), upon request of Buyer, Producer shall promptly identify with reasonable specificity the basis for the price change of the Products. Upon request of Buyer, Producer shall promptly supply Buyer with copies of documentation supporting such price change and the methodology used by Producer to determine the price change. The parties intend for the price of the Products to be the Producer's cost of manufacturing the Products plus a tolling fee that is included within the line item "Factory Fixed" as set forth in Schedule C.


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      b.    In all cases under this Agreement, Producer shall use its best efforts to obtain the lowest and best prices and/or rates for all raw materials and packaging materials used in the production of the Products.

      c. In the event of a price change to the Products, Buyer may suggest to the Producer for its consideration reasonably acceptable alternate sources in order to lessen a price increase or enhance a price decrease.

      d. Except as specifically provided elsewhere in this Agreement, Producer warrants that the unit purchase prices for the Products as determined in accordance with this Section 8 shall be complete, and no additional charges of any kind shall be added without Buyer's express written consent.

      e. Delivery of the Products set forth in or with reference to each shipping order shall be F.O.B. Buyer's carrier at the loading dock of an Approved Facility or any Substitute Facility of the Producer.

      f. Producer shall submit an invoice to the Buyer on a daily basis for the Products shipped by the Producer during the preceding business day. Terms of payment for each invoice will be net ten (10) days from the date of invoice. Buyer will however batch pay invoices twice a week causing some minor early and late variances. The invoice will reference item code and Product name, number of cases, unit price per case, the Approved Facility or the Substitute Facility, as the case may be, and amount due. Producer shall notify Buyer of any extension of time within which it is permitted to pay its material vendors for raw materials. In the event of any such extension, Producer and Buyer agree to extend the time within which Buyer is required to pay the invoices to Producer.

      g.    Invoices for payment shall be sent to:
            Aurora Foods Inc.
            445 Hutchinson Avenue
            Suite 960
            Columbus, OH 43235

            Payments shall be sent to:
            Gilster Mary Lee Corporation
            1037 State Street
            Chester, IL 62233

      h. Producer warrants and covenants that all units of the Product delivered to Buyer shall be free from any security interest, lien or other encumbrance of any person, corporation, partnership, governmental body or other entity.


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9.    RAW MATERIALS AND PACKAGING MATERIALS.

      a. Unless otherwise set forth herein, Producer shall be responsible for ordering and paying for all raw materials, packaging materials and supplies to be utilized in producing the Products (including ordering of the labels and miscellaneous packaging, if any).

      b. Producer shall use its best efforts to maintain an adequate inventory of raw materials, packaging materials and supplies necessary to meet production requirements at each Approved Facility.

      c. Packaging materials and other items of inventory that are tailored for the Products will be used by the Producer only for the Products. Producer shall not maintain excessive levels of such inventory at any Approved Facility. Upon request, the Buyer shall be provided with access to all records concerning such inventory at each Approved Facility.

      d. Annually, Producer shall discuss with Buyer strategic issues concerning purchasing of raw materials and packaging materials for the Products. Quarterly, Producer and Buyer shall review purchasing performance and opportunities.

10.   PRODUCTION SCHEDULE.

      a. Buyer will provide Producer, on or about the fifteenth day of each month during the Agreement Term, with a rolling three month production forecast (the "Forecasted Quantities of Products") for the next three calendar months. The purpose of the Forecasted Quantities of Products is merely to provide the Producer with Buyer's good faith estimate of production needs in order to allow Producer to plan for ordering raw materials, packaging materials and supplies (including labels and miscellaneous packaging, if any) and to plan for Product production.

      b. On or before the fifteenth day of each month during the Agreement Term Buyer will provide Producer with a written production request for the delivery of Products during the next calendar month (the "Monthly Production Request"), which (i) until such time as each of the Approved Facilities are producing the Products, such Monthly Production Request shall not for any particular calendar month exceed such number of cases of Products as Producer shall in good faith advise Buyer that it is capable of producing based on its capacity limitations and (ii) after such time as each of the Approved Facilities are producing the Products, such Monthly Production Request shall not for any particular calendar month exceed the


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            production capacity of the Manufacturing Equipment. Producer shall be obligated to deliver to Buyer the quantities of the Products set forth in each Monthly Production Request. By the last day of each calendar month, Buyer shall be obligated to purchase and take delivery of the Products in quantities that are not less than the quantities as are set forth in the Monthly Production Request for such calendar month. Producer shall in good faith schedule the timing and volume of the production of the Products over the course of each month (with the intention being that Buyer shall not receive invoices for the production of Products substantially in advance of the shipping orders for the Products), and Buyer shall in good faith place shipping orders over the course of each month in a manner generally consistent with its past practices in an orderly fashion so that the shipping orders will exhaust the Monthly Production Request (with the intention being that Producer shall not have unreasonable day to day increases in the level of inventory of the finished Products during a month).

11. INVENTORY OF FINISHED PRODUCTS AND INVENTORY OF RAW MATERIALS AND PACKAGING MATERIALS.

      a. With respect to each Approved Facility, Producer agrees to maintain at all times during the Agreement Term, either on the floor at such Approved Facility or in outside warehousing facilities maintained by the Producer, an inventory of finished Products in quantities equal to at least five (5) days of the average quantities of such Products sold to Buyer during the preceding sixty (60) days.

      b. With respect to each Approved Facility, Producer agrees, where possible, to maintain at all times during the Agreement Term at each Approved Facility an inventory of raw materials, packaging materials and supplies utilized in producing the Products in quantities equal to produce at least five (5) days of the average quantities of such Products sold to Buyer during the preceding sixty (60) days. Buyer recognizes that, for some bulk raw materials and corrugated shipping cases, it will be impossible to maintain a five (5) day inventory.

12.   SHIPMENT AND PALLET REQUIREMENTS.

      a. Unless otherwise mutually agreed in writing, the Products will be shipped in pallet quantities on Chep pallets. Chep pallet charges will be the responsibility of Buyer.

      b. In lieu of a pallet exchange arrangement, Producer shall shrink wrap all pallets containing any of the Products at Producer's sole cost and expense. Buyer shall not be charged or otherwise be responsible for the


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            cost or expense associated with shrink wrapping the pallets containing the Products.

      c. Buyer and Producer agree to equally share the actual additional labor costs of building store-ready pallet display modules upon the request of, and in the manner requested by, Buyer.

      d. Shipment of Products shall be coordinated by Producer. Title and risk of loss for the Products shall pass to Buyer at the time of delivery of possession of the Products to the carrier by Producer. Carriers shall be obtained and contracted by Buyer.

      e. Buyer shall be responsible for transportation costs for the Products from an Approved Facility or outside warehousing facilities maintained by the Producer to the warehouse or other destination designated by Buyer.

13.   MANUFACTURING EQUIPMENT OF BUYER.

      a. Buyer shall supply to Producer, deliver and install, at no cost to the Producer, certain existing equipment of the Buyer identified in Schedule D (the "Manufacturing Equipment") that is used in the production of the Products for installation in the Approved Facilities identified on Schedule D. Buyer shall use its best efforts to ensure that the delivery and installation of the equipment at an Approved Facility shall be completed no later than the dates set forth on Schedule D, subject to any Force Majeure Events. Except as disclosed to Producer at the time of the moving of the Manufacturing Equipment from their current locations, Buyer represents and warrants that the Manufacturing Equipment is, or shall be, after delivery and installation at the Approved Facilities, in good operating condition and repair (reasonable wear and tear excepted) and suitable for its intended purpose.

      b. Buyer shall control, and be responsible for all of its costs related to, the removal, packaging, moving and reinstallation of the Manufacturing Equipment to the designated Approved Facility for such equipment. Buyer shall retain title to, and shall maintain property insurance on, all of the Manufacturing Equipment.

      c. If during the Agreement Term, Buyer and Producer jointly agree in writing that any additional manufacturing equipment is needed to manufacture the Products at an Approved Facility under this Agreement, Buyer shall be responsible for all costs related to the purchase, delivery and installation of such additional equipment. Such additional equipment shall become part of the Manufacturing Equipment, the title to which shall be retained by Buyer.


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      d.    In the event that any of the Manufacturing Equipment (whether or not such equipment is existing as of the Commencement Date) requires extraordinary repairs in the nature of major overhauls and/or major upgrades during the Agreement Term, the Buyer shall control, and be responsible for all costs related to, such extraordinary repairs.

      e. Producer shall control, and be responsible for all costs related to, all ordinary and routine maintenance and repair of the Manufacturing Equipment during the Agreement Term. In the ordinary course of business, Producer shall maintain and repair such Manufacturing Equipment so that such equipment is, and remains, in substantially the same condition as when installed at the Approved Facilities by Buyer, reasonable wear and tear and damage by unavoidable casualty excepted.

      f. Producer agrees that the Manufacturing Equipment shall only be used by Producer in connection with the production of the Products on behalf of the Buyer. Unless Buyer and Producer agree in advance in writing, Producer agrees that it shall not use such equipment for any other purpose. In addition, unless Buyer agrees in advance in writing (which agreement shall not be unreasonably withheld), Producer agrees that it shall not install any production lines at the Centralia Plant other than for the production of the Products or otherwise produce any products at the Centralia Plant other than the Products.

      g. At any time during the Agreement Term, Buyer shall be entitled to remove from any Approved Facility, at its cost and expense, one or more (but not all) of the production lines involving any of the Manufacturing Equipment. Subject to any limitations reasonably imposed by Producer as a result of space constraints at an Approved Facility, Buyer shall be entitled to add, at its cost and expense, one or more production lines involving any Manufacturing Equipment at an Approved Facility for additional production of the Products.

14.   WARRANTIES OF PRODUCER.

      a. Producer agrees and warrants to Buyer that Producer has and will adhere to all laws, regulations, orders, ordinances and industry standards relating to Producer's manufacture, packaging, labeling and sale of the Products, including those specifically relating to the manufacture and packaging of foodstuffs and the Federal Food, Drug and Cosmetic Act; that each unit of the Products will meet the Specifications therefor and, upon delivery to Buyer, will be free of all defects of manufacture, handling, packaging and processing. Producer warrants that the Products shall be merchantable and fit for the purpose for which they are intended to be used.

      b. Producer warrants that it has obtained, or prior to the time it commences production of the Products will have obtained, any governmental approvals required in connection with the production and sale of the Products, and will furnish copies or other evidence satisfactory to Buyer of all such approvals upon the request of Buyer.

      c. Producer warrants that all raw materials and packaging materials for the manufacturing and packaging of the Products will be sampled and tested by Producer in accordance with its obligations under this Agreement, including those contained in Section 15 of this Agreement.

      d. At Producer's request, Buyer shall make reasonable amounts of each allegedly defective or nonconforming unit of the Product available for Producer's inspection or shall, if so directed by Producer, return, at Producer's cost and expense, each such unit of the Product to an Approved Facility of the Producer.

      e. In the event of Producer's breach of the covenants or warranties set forth in this Section 14, Producer shall, at Buyer's option, either
            (i) replace the defective or nonconforming units of the Product at Producer's sole cost and expense and deliver the replacement units of the Product to Buyer within 20 days, or (ii) permit Buyer, at Producer's sole cost and expense, to return the defective or nonconforming units of the Product and, if payment therefor has already been made, credit the price thereof to Buyer, together with all incidental damages incurred by Buyer in connection with such return. Buyer shall have no obligation to accept delivery or take possession of any defective or nonconforming Product from Producer.

      f. Producer warrants that, in connection with this Agreement, Producer shall comply with all applicable federal, state and local laws and regulations, including, without limitation, to the extent applicable, Executive Order 11246 and 41 C.F.R. ss.60-1.4.

      g. Producer shall not be responsible for damage to Products caused by Buyer's carriers, warehouses or distribution centers, or customers.

15.   QUALITY ASSURANCE INSPECTIONS AND TESTING

      a. Representatives of Buyer shall have the right to inspect, at reasonable times and upon prior notice, the Approved Facilities and to observe its procedures prior to and during the period of manufacturing, packaging, storing and handling the Products. Producer reserves the right to guide such inspections in order to protect the confidential nature of other products being manufactured by Producer.

      b. Producer shall be responsible for routine quality assurance of the Products at the time of manufacture and, in the fulfillment of such obligations, shall apply quality assurance tests, procedures and methods in accordance with the Specifications.

16.   INSPECTIONS, ACCEPTANCE AND RETURNS.

      a. Product not rejected within thirty (30) days after title passes to Buyer will be deemed accepted by Buyer. If, after any inspection, Buyer attempts to reject any Product, Buyer shall specify all claimed non-conformity in a notice of rejection sent to Producer. Product rejected by Buyer shall be returned in substantially the same condition as when title passed to Buyer. Nothing contained in this Agreement shall relieve in any way Producer from the obligation of testing, inspection and quality control.

17.   RAW MATERIALS FOR OTHER PRODUCTS OF BUYER.

      a. Producer has offered to coordinate and aid in the purchasing of materials for other locations producing Duncan Hines products for Buyer.

      b.    Such purchasing activities will be limited to the following:

            1. Establishing approved suppliers with mutual agreement of Buyer;

            2. Furnishing copies of Buyer's approved specifications necessary to suppliers;

            3. Obtaining the same prices for such materials as Producer would obtain if Producer purchased such materials directly;

            4. Receiving production and material requests from outside manufacturing locations contracted by Buyer;

            5. Promptly placing these requests with suppliers to assure timely delivery of goods to outside manufacturers; and

            6. Promptly notifying outside manufacturers and Buyer when Producer becomes aware that suppliers cannot meet requested delivery schedules.

Producer is not responsible for the following.

            1. Producer will not purchase and resell to Buyer or outside manufacturers materials, but will instead have these materials billed directly to Buyer.

            2. Producer will not undertake any guarantees or warranties regarding material quality or regulatory compliance. All such warranties or guarantees will be the responsibility of the material suppliers.

            3. Producer at no time agrees to take title or risk of loss for raw materials purchased by Buyer for outside manufacturers.

            4. Producer will not take responsibility for inventory levels at outside manufacturers, other than promptly executing and expediting material requests.

18.   FORCE MAJEURE; PRODUCTION AT SUBSTITUTE FACILITIES

      a. In the event of strikes; war; civil insurrection; riots; thefts; inability to obtain necessary labor or materials; fire; flood; earthquake; or other act of God beyond the control of the parties hereto which renders it impracticable for either party to comply with the terms of this Agreement (a "Force Majeure Event"), except as otherwise set forth herein, no liability for noncompliance caused thereby during the continuance thereof will exist or arise under this Agreement.

      b. If a Force Majeure Event occurs, the party who is unable to perform as a result of such event shall immediately notify the other party, which other party may suspend its obligations hereunder for a period equal to the Force Majeure Event. In addition, it within 45 days after the occurrence of the Force Majeure Event, the party who was unable to perform as a result of such event is still unable to perform in accordance with this Agreement, the other party may terminate this Agreement upon written notice to the party who is unable to perform in accordance with this Agreement.

      c. If a Force Majeure Event occurs, the party who is unable to perform as a result of such event agrees that it shall use its best efforts to eliminate the cause of such event or otherwise take actions so that it is able to perform under this Agreement as promptly as is reasonably practicable.

      d. If a Force Majeure Event occurs that directly affects fewer than all of the Approved Facilities of the Producer (e.g., a fire at only one of the Approved Facilities), Producer agrees that, if, as a result of the Force Majeure Event, Producer is unable to produce from an Approved Facility the amount of the Monthly Production Request for any particular line of

            Product that the Monthly Production Request contemplates being produced from such Approved Facility, Producer shall produce the amount at a Substitute Facility to the extent reasonably practicable. In such event, Producer agrees to use its best efforts to fulfill Buyer's needs, including the use of all uncommitted production and all possible overtime. The price charged to the Buyer for the Product produced at the Substitute Facility shall be the unit price for producing such Product at the Substitute Facility. In the event Producer produces the Products at a Substitute Facility, Producer shall reimburse Buyer for 50% of all incidental damages (e.g., additional shipping charges) incurred by Buyer as a result of the Products being produced at a Substitute Facility.

      e. If a Force Majeure Event occurs that directly affects fewer than all of the Approved Facilities of the Producer, Producer agrees that, in the event that the transfer of production of Products to a Substitute Facility creates production capacity problems at the Substitute Facility, Producer shall in good faith take reasonable steps to meet the production requirements of the Buyer under this Agreement, including the use of all uncommitted production and all possible overtime. In addition, Producer agrees that, in the event of a production capacity problem at a Substitute Facility as a result of a Force Majeure Event that directly affects fewer than all of the Approved Facilities of the Producer, Producer shall fairly and in good faith allocate production capacity at the Substitute Facility to the production requirements of the Buyer.

19.   INDEMNIFICATION.

      a. Producer will indemnify and hold harmless Buyer and its representatives, stockholders, controlling persons, and affiliates (collectively, the "Buyer Indemnified Persons") for, and will pay to the Buyer Indemnified Persons, the amount to any loss, liability, claim, damage, cost and expense (including costs of investigation and defense and reasonable attorneys' fees), (collectively, "Damages"), incurred by the Buyer Indemnified Persons involving a third-party claim arising, directly or indirectly, from or in connection with any injury (including death) to person or property to the extent proximately caused by the Producer's breach of this Agreement, negligence or willful misconduct.

            The remedies provided in this Section 19(a) will not be exclusive of or limit any other remedies that may be available to Buyer or Buyer Indemnified Persons.

      b. Buyer will indemnify and hold harmless the Producer and its representatives, stockholders, controlling persons and affiliates (collectively, the "Producer Indemnified Persons") for, and will pay to the

            Producer Indemnified Persons, the amount of any Damages incurred by the Producer Indemnified Persons involving a third-party claim arising, directly or indirectly, from or in connection with any injury (including death) to person or property to the extent proximately caused by the Buyer's breach of this Agreement, negligence or willful misconduct.

            The remedies provided in this Section 19(b) will not be exclusive of or limit any other remedies that may be available to Producer or the Producer Indemnified Persons.

      c. Promptly after receipt by an indemnified party under Section 19(a) or 19(b) of notice of the commencement of any proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under any such Section, give written notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

      d. If any proceeding referred to in Section 19(c) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 19 for any fees of other counsel or any other expenses with respect to the defense of such proceeding subsequently incurred by the indemnified party in connection with the defense of such proceeding. If the indemnifying party assumes the defense of a proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent (which consent shall not be unreasonably withheld) unless (A) there is no finding or admission of any violation of legal requirements or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party.

      e. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be conclusively bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld). Should the indemnified party elect this option, the indemnifying party shall be entitled to consent to the counsel selected by the indemnified party, which consent shall not be unreasonably withheld.

20. INSURANCE. During the Agreement Term, Producer agrees to maintain insurance against public liability which may arise out of, relate to or be caused by the Products in an amount of not less than $5 million per occurrence. Producer will maintain at all times during the Agreement Term product liability insurance in an amount of not less than $5 million per occurrence. In addition, Producer shall maintain liability umbrella coverage of not less than $10 million. Producer shall deliver to Buyer certificates of insurance issued by the insurance carriers adding the Buyer as an additional insured on all such policies. Each such certificate shall provide that such insurance shall not be canceled without fifteen days prior written notice to the Buyer.

21.   TERMINATION.

      a. If either party shall breach any of the provisions of this Agreement and such breach shall continue for a period of thirty (30) days after the receipt of written notice specifying the breach to such party, or should either party (i) file or have filed against it a bankruptcy petition (which, in the case of a petition filed against a party, is not thereafter dismissed within sixty days after the filing of the petition against the party) or (ii) enter into any type of proceeding under and pursuant to the insolvency or receivership laws of any state or (iii) make a general assignment for the benefit of creditors or (iv) a Force Majeure Event occurs that gives rise to a right of termination under Section 18, then, and in any such events, the other party shall have the right to terminate this Agreement by giving written notice to that effect to such party, with termination becoming effective upon the date set forth therein.

      b. The termination of this Agreement shall not relieve either party of any obligation or liability accrued prior to termination, or rescind or give rise to any right to rescind anything done by either party prior to such termination. The termination of this Agreement shall not in any way affect the confidentiality and non-use obligations under Section 6 of this Agreement or any other obligations which are expressly stated herein to be continuing or are by their nature continuing.

      c.    Upon the effective date of a complete termination of this Agreement:

            (i)   The license provided for in Section 5 shall terminate.

            (ii)  Producer shall:

                  (a)   cease any use of the Confidential Information of Buyer;

                  (b) return to Buyer or destroy all tangible forms of the Confidential Information of Buyer;

                  (c) make available for purchase by the Buyer at Producer's cost all packaging materials and other items of inventory that, pursuant to Section 9(c), are tailored exclusively for the Products;

                  (d) return to Buyer, at Buyer's sole cost and expense, all of Manufacturing Equipment installed in any of the Approved Facilities and provide access during normal business hours to any representatives of Buyer to any such facilities for the removal of such equipment from the facilities of the Producer; and

                  (e) make available for delivery to Buyer any finished Product inventory maintained by Producer.

            (iii) Buyer shall:

                  (a) within ten days after such termination, purchase at Producer's cost all packaging materials and other items of inventory that, pursuant to Section 9(c), are tailored exclusively for the Products and that are in good and usable condition;

                  (b) within one hundred eighty days after such termination, remove at Buyer's cost and expense, all of Manufacturing Equipment installed in any of the Approved Facilities and repair all damage caused to any of the Approved Facilities in connection with the removal of such equipment;

                  (c) within ten days after such termination, purchase any finished Product inventory maintained by Producer;

                  (d) cease any use of the Confidential Information of Producer;

                  (e) return to Producer or destroy all tangible forms of the Confidential Information of Producer; and

                  (f) in the event the termination is as a result of a breach of the Agreement by the Buyer, Buyer shall (x) within thirty days after such termination, purchase at Producer's cost all raw materials in inventory at the Centralia Plant committed exclusively to Buyer's production that are in good and usable condition and (y) within thirty days after such termination, either (A) pay to Producer an amount equal to the lesser of (1) the amount that Producer is required to, and does, pay its suppliers of raw materials for cancellation fees in connection with orders for raw materials that were committed exclusively to Buyer's production or (2) the amount that Producer would be required to pay as a brokerage fee if, in good faith and in the exercise of reasonable care, Producer were to have a third party broker the raw materials that are the subject matter of such orders to another person or (B) assume the obligations of the Producer under such orders for raw materials that were committed exclusively to Buyer's production. Producer agrees that it shall not cancel such orders or broker the raw materials that are the subject of such orders to a third party without first providing Buyer at least two business days notice of such actions (which notice shall set forth the cost associated with each option) and offering Buyer the opportunity to assume the obligations of the Producer under the orders.

            (iv) Producer shall make conforming deliveries under the terms of this Agreement for any then-outstanding Orders of Products or of Raw Materials; and

            (v) All sums owed Producer by Buyer shall become immediately due and payable.

22.   MISCELLANEOUS.

      a. Notice. Notices permitted or requested to be given hereunder shall be in writing and shall be deemed effective, if given by registered or certified mail, postage prepaid, ten (10) days after deposit thereof with the appropriate postal authorities, and if given by nationally recognized express courier which provides a receipt of delivery, on the date delivery is completed, and in all cases addressed to:

            It to Producer: Gilster-Mary Lee Corporation
                            1037 Stale St.
                            Chester, IL 62233
                            Attention: Don Welge
                            Facsimile: (618) 826-2368

            If to Buyer:    Aurora Foods, Inc.
                            445 Hutchinson Avenue
                            Suite 960
                            Columbus, Ohio 43235
                            Attention: Thomas J. Ferraro
                            Facsimile: (614) 436-6655

      b. Assignment. Neither party shall assign this Agreement without the prior written consent of the other party; provided, however, that either party may assign this Agreement without the written consent of the other party in connection with the sale of all or substantially all of the assets of such assigning party.

      c. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties and supersedes all prior or contemporaneous agreements and understandings whether written, oral or implied between Buyer and Producer or their affiliates with respect to the subject matter hereto.

      d. Amendment. Except for any Specifications that are furnished by Buyer to Producer from time to time after the date hereof, and which shall become a part of this Agreement, this Agreement may not be amended superseded or altered except by an instrument in writing duly executed and delivered on behalf of each of the parties hereto.

      e. Waiver. No failure or delay on the part of either party hereto to exercise any right, privilege or power under this Agreement shall operate as a waiver or relinquishment thereof; nor shall any single or partial exercise by either party preclude any other or further exercise thereof, or the exercise of any other right, privilege or power.

      f. Severability. The provisions of this Agreement are separate and divisible and if any court of competent jurisdiction shall determine any provision of this Agreement to be void and/or unenforceable, the remaining provision or provisions shall be construed as if the void and/or unenforceable provision or provisions were not included in the Agreement.

      g. Non-Exclusive Agreement. This Agreement is not an exclusive agreement, and Buyer may, without limitation, manufacture the Products itself or may enter into an agreement with other parties for the manufacture of any of the Products.

      h. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Ohio.

      i. Independent Contractors. The parties are independent contractors. Nothing contained herein shall be deemed to create the relationship of partnership or joint venture between the parties. Neither party shall have the right to incur any obligation to third parties which shall be binding upon the other.

      j. Public Notice of Buyer's Ownership of Manufacturing Equipment Located at Producer's Approved Facilities. Producer shall execute such bailor/bailee and other informational financing statements as Buyer may request from time to time to give public notice that the Manufacturing Equipment owned by Buyer and located at the Producer's Approved Facilities are the property of Buyer. In addition, Producer agrees to cooperate with Buyer in obtaining from Producer's lenders written agreements pursuant to which such lenders acknowledge that such Manufacturing Equipment is owned by the Buyer and, if appropriate, release, or subordinate to Buyer, all of such lenders' interests, if any, in the Manufacturing Equipment.

      k. Option to Acquire the Centralia Plant Under Certain Circumstances. During the Original Term (five years), in the event of a Change in Control of the Producer (as hereinafter defined) or an Acquisition of the Producer (as hereinafter defined) without the prior written consent of Buyer (which consent may be withheld by Buyer in its sole discretion), Buyer shall, for a period of six months after Buyer receives notice of such event, have the option to purchase the real property relating to the Centralia Plant and all attachments to the real property necessary for the manufacture of Buyer's

            Products located at the Centralia Plant for the Fair Market Value (as hereinafter defined) of such property. This option shall in no way hinder or prevent Producer from entering into any Acquisition or Change of Control, but shall only affect ownership rights in the Centralia Plant. Buyer shall be entitled to exercise such option by giving written notice of such exercise at any time within such six month period. The closing of such purchase shall occur within sixty days of the exercise of such option. Buyer shall be transferred fee simple title to all such property, free and clear of all material liens and encumbrances, and Buyer shall deliver to the transferor of such property the purchase price in cash at the closing. Buyer and the transferor shall each be responsible for making payments or delivering documents as are customary and usual in transactions of this nature in Centralia, Illinois (e.g., proration of real estate taxes, delivery of survey, title insurance, etc.). In the event that Buyer exercises such option, the rights of Producer (or its successors or assigns) under this Agreement (including any rights to produce Products under this Agreement) shall terminate.

            For purposes of this Section 22(k), (i) the term "Change in Control of Producer" shall mean the acquisition of ownership or voting control, beneficially or of record, by any person or group of persons acting in concert (other than Don Welge or his estate or descendants) of shares representing more than fifty percent of the voting power of the Producer within a twelve month period, (ii) the term "Acquisition of the Producer" shall mean any transaction or series of related transactions resulting, directly or indirectly, in
            (a) the acquisition of all or substantially all of the assets of the Producer, (b) the acquisition of more than fifty percent of the issued and outstanding stock of the Producer within a twelve month period or (c) the acquisition of the Producer by a merger, consolidation or other combination; and (iii) the term "Fair Market Value" of property shall mean the value mutually determined by the transferor and transferee of such property, or, if they are unable to mutually agree on such value within thirty days after the commencement of negotiations on such value, then the value assigned to such property by an independent appraiser jointly selected by the transferor and transferee (or, if the transferor and transferee are unable to jointly select an appraiser, then by an independent appraiser appointed by the Chicago, Illinois office of the American Arbitration Association).

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their respective duly authorized representative to be effective as of the date first set forth above.

AURORA FOODS INC.                          GILSTER-MARY LEE CORPORATION
("Buyer")                                  ("Producer")


By /s/ Thomas J. Ferraro                   By /s/ Donald E. Welge
   ----------------------------               -------------------------------

Its President                              Its President and General Manager

Aurora Foods, Inc.

                                   Schedule A
                                  Product List

                                                                Gilster-Mary Lee

--------------------------------------------------------------------------------
             Gilster-Mary Lee Product List (Duncan Hines Bake Mixes)
--------------------------------------------------------------------------------

BRAND CODE           SKU DESCRIPTIONS
----------           --------------------

                     CAKE (20 SKUs)
                     --------------------
   23233             Dark Chocolate Fudge
   23443             Devils Food
   23227             Fudge Marble
   23311             French Vanilla
   23269             Lemon
   23276             Pineapple
   23296             Spice
   23304             Strawberry
   23429             Swiss Chocolate
   23219             White
   23457             Yellow
   23297             Orange
   23241             Banana
   23289             Butter Recipe Fudge
   23283             Butter Recipe Golden
   25481             Caramel
   25640             Wild Cherry Vanilla
   65105             Butterscotch
   28872             Chocolate Mocha

                     FROSTING (11 SKUs)
                     --------------------
   24138             Chocolate
   24152             Dark Chocolate
   24145             Milk Chocolate
   24131             Vanilla
   24229             Cream Cheese
   25781             Buttercream
   25504             Strawberry
   25788             Caramel
   25774             Chocolate Buttercream
   25661             Wild Cherry Vanilla
   29285             Chocolate Mocha

Aurora Foods, Inc.

                                   Schedule B
                                Operating Manual
                                    (ON FILE)

             Part 1.     Raw Material Approved Supplier Lists -- Included
             Part 2.     Raw Material Specifications -- To be provided
             Part 3.     Product Protection Program-- To be provided
             Part 4      Plant Sanitation-- To be provided
             Part 5      Processing --Adherence to Formula Cards-- Example
                         Provided
             Part 6.     Product Standards of Identity-- To be provided
             Part 7.     Quality Control Requirements-- To be provided
             Part 8.     Hold & Disposition Procedures-- To be provided
             Part 9      Regulatory Inspections-- To be provided
             Part 10     Qualtity Control Test Methods-- To be provided
             Part 11.    Product Recall-- To be provided

                                                              GILSTER - MARY LEE

Aurora Foods, Inc.

                                   Schedule C
                               Tolling Fee By Item

                                                              GILSTER - MARY LEE

       CAKE (20 SKUs)
       -----------------------
23233  Dark Chocolate Fudge
23443  Devils Food
23227  Fudge Marble
23311  French Vanilla
23269  Lemon
23276  Pineapple
23296  Spice
23304  Strawberry
23429  Swiss Chocolate
23219  White
23457  Yellow
23297  Orange
23241  Banana
23289  Butter Recipe Fudge
23283  Butter Recipe Golden
25481  Caramel                      Confidential treatment has been requested
25640  Wild Cherry Vanilla       for the information contained on this schedule.
65105  Butterscotch
28872  Chocolate Mocha

       FROSTING (11 SKUs)
       -----------------------
24138  Chocolate
24152  Dark Chocolate
24145  Milk Chocolate
24131  Vanilla
24229  Cream Cheese
25781  Buttercream
25504  Strawberry
25788  Caramel
25774  Chocolate Buttercream
25661  Wild Cherry Vanilla
29285  Chocolate Mocha

Aurora Foods, Inc.

                                   Schedule D
                                 Equipment List
                                    (ON FILE)

                                                              GILSTER - MARY LEE